Exhibit 10.17

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT FOR SENIOR OFFICERS

This CHANGE OF CONTROL AGREEMENT was originally entered into on the 24th day of May, 2004 (the “Original Execution Date”) by and between The Rome Savings Bank (the “Bank” or “Rome”) and                      (“Employee”) and is hereby amended as of                     , 2007 and referred to as the AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (“Agreement”).

In consideration of the mutual covenants set forth below, the parties agree as follows:

WHEREAS; Rome employs Employee as                      (Title) and Employee devotes his/her full business time and attention to the business and affairs of Rome and its affiliates, giving his/her best efforts to advance Rome’s interests.

WHEREAS; Employee performs such functions and duties and exercises those responsibilities that are consistent with this title and office as may be assigned to him/her by or under the authority of the President or the Board of Directors of Rome.

NOW THEREFORE; In consideration of Employee’s long and faithful service, Rome wishes to reward such service with such salary action in the event that there is a CHANGE OF CONTROL resulting in the Involuntary Termination of Employee’s employment within twelve (12) months from the date of CHANGE OF CONTROL. A CHANGE OF CONTROL means the consummation of a transaction that would result in the reorganization, merger or consolidation of Rome with one or more persons or entities as defined in Section I below:

I. CHANGE OF CONTROL

For purposes of this Agreement a CHANGE OF CONTROL of the Bank shall occur if:

(a) any “person” (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), other than (i) the holding company to be formed in connection with the conversion of the Bank to the stock form of ownership; or (ii) a trustee or other fiduciary holding securities under an Employee benefit plan maintained for the benefit of

Employees of the Bank, becomes the “beneficial owner” (as defined in rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities issued by the Bank representing 25% or more of the combined voting power of all of the Bank’s then outstanding securities; or

(b) the individuals who on the date this Agreement is made are members of the Board, together with their successors as defined below, cease for any reason to constitute a majority of the members of the Board; or

(c) the shareholders of the Bank approve either:

(i) a merger or consolidation of Rome with any other corporation other than a merger or consolidation following which both of the following conditions are satisfied:

(A) either (1) the members of the Board of the Bank immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (2) the shareholders of the Bank own securities of the institution resulting from such merger or consolidation representing eighty percent or more of the combined voting power of all such securities of the Bank before such merger or consolidation; and

(B) the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Bank’s obligations under this Agreement; or

(ii) a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of its assets; and

(d) any event which would be described in sections I. (a), (b) or (c) if either term “Parent Corporation of the Bank” or “Parent Corporation of the Parent Corporation of the Bank” were substituted for the term “Bank” therein. Such an event shall be deemed a CHANGE OF CONTROL under the relevant provisions of section I. (a), (b) or (c).

The definition of CHANGE OF CONTROL shall include any subsequent amendments to the 1934 Securities Exchange Act that modify or change such definition.

It is understood and agreed that more than one CHANGE OF CONTROL may occur at the same time or different times during the effective period of this Agreement and that the provision of this Agreement shall apply with equal force and effect with respect to each such CHANGE OF CONTROL.

II. TERMINATION OF EMPLOYMENT

For purposes of this Agreement, an Involuntary Termination following a CHANGE OF CONTROL means the surviving entity eliminates the Employee’s position or discharges the Employee for whatever reason other than for Cause. Cause is defined as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or a final cease and desist order.

An Employee’s Involuntary Termination following a CHANGE OF CONTROL also means resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation in whole or in part of the place of employment to a location more than thirty (30) miles from the City of Rome, New York.

III. ADDITIONAL COMPENSATION

In the event the Employee’s employment is terminated due to an Involuntary Termination following a CHANGE OF CONTROL of Rome, the Employee shall be entitled to receive a Severance Payment equal to two (2) years of Compensation. Such payment shall be made to the Employee within thirty (30) days of the Involuntary Termination.

For purpose of this Section III, Compensation shall mean the salary and bonus earned (whether or not paid) in the calendar year immediately preceding the year the CHANGE OF CONTROL occurs.

The Employee and the Bank acknowledge that each of the payments promised under this Agreement must either comply with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder or qualify for an exception from compliance. To that end, the Employee and the Bank agree that the termination benefits described in Section III are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

IV. NO OTHER RIGHTS OR BENEFITS AFFECTED

If a CHANGE OF CONTROL triggers the provisions of this Agreement, any other benefits the Employee or his/her estate is otherwise entitled to receive from Rome or its successor shall not be affected by the additional compensation provided for hereunder.

V. SEVERABILITY

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

VI. WAIVER

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

VII. GOVERNING LAW

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

VIII. ENTIRE AGREEMENT MODIFICATIONS

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof between the Bank and the Employee. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Employee the benefit originally afforded pursuant to this Agreement.

IX. TERM OF AGREEMENT

This has a term of two (2) years from the Original Execution Date. Beginning on the first anniversary date and continuing on each anniversary date thereafter, this Agreement shall be reviewed by the Board of Directors of Rome.

Following such review by the Board of Directors of Rome, the term of this Agreement may be extended for an additional year by the Board of Directors of Rome.

X. REQUIRED REGULATORY PROVISIONS

The following provisions are included for the purpose of complying with various laws, rules and regulations applicable to Rome. These provisions shall supersede any contrary provision contained in this Agreement.

(a) Employee shall have no right to receive a Severance Payment for any period after a termination of employment due to other than an Involuntary Termination; provided, however, that the Employee shall not be entitled to receive a Severance Payment in the event of a termination of employment that is for “cause” as such term is defined in section II hereof.

(b) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k), and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(c) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (the “FDI Act”), 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion may (i) pay to Employee all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of its obligations, which were suspended.

(d) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Employee shall not be affected.

(e) If the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Employee shall not be affected.

(f) All obligations under this Agreement hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operator of the Bank: (i) by the Director of the OTS or his/her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act; or (ii) by the Director of the OTS or his/her designee at the time the director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

(g) The Board of Directors of Rome may terminate the Employee’s employment at any time, but any termination by the Board of Directors of Rome other than a termination for “cause” shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after a termination for “cause.” Termination for “cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement.

If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

XI. SECTION 280G ISSUES

Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided to the Employee under this Agreement that, when combined with all other payments and benefits payable to the Employee, would render any such payment or benefit nondeductible under Section 280G of the Code or would trigger an excise tax under Section 4999 of the Code. In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Employee do not exceed one (1) dollar less than three (3) times multiplied by the Employee’s base amount. If any reduction is to be made under this paragraph, it is understood and agreed that the Employee may specify by advance written notice which payments and benefits shall be reduced.

XII. PAYMENTS TO KEY EMPLOYEES

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in Section I, the payment shall be paid into a rabbi trust for the benefit of the Employee as if the six (6)-month delay was not imposed with such amounts then being distributed to the Employee as soon as permissible under Section 409A.

XIII. INVOLUNTARY TERMINATION PAYMENTS TO EMPLOYEES (SAFE HARBOR)

In the event a payment is made to the Employee upon an Involuntary Termination, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Employee’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Employee is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)- month wait-period imposed by Section 409A as provided in Section XII of this Agreement. The Employee and the Bank agree that the termination benefits described in this Section XIII are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Employee has hereto set his/her hand, all as of the day and year first above written.

Senior Officer Name

THE ROME SAVINGS BANK

Charles M. Sprock, Chairman